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FORM 4                                                     OMB APPROVAL
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[X] CHECK THIS BOX IF NO                            OMB Number:      3235-0287
    LONGER SUBJECT TO                               Expires: December 31, 2001
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response.... 0.5
    MAY CONTINUE. SEE                               --------------------------
    INSTRUCTION 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
   Enron Corp.                                    FirstWorld Communications, Inc.              to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
   1400 Smith Street                              Person, if an entity          03/00           ----        title ---       below)
---------------------------------------------     (voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,
   Houston        Texas            77002                                     Date of Original
---------------------------------------------     --------------------       (Month/Year)         --------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                             -------------      (Check Applicable Line)
                                                                                                  X Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                    Form filed by More than One
                                                                                                 ---   Reporting Person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Month        Direct         Benefi-
                                (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                 Day/        ------------------------------------                          Indirect       Owner-
                                 Year)       Code    V     Amount  (A) or   Price                          (I)            ship
                                                                   (D)                                     (Instr. 4)     (Instr. 4)
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Series A Common Stock            3/3/00       S**        5,000,000    D     $10.75              -0-
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Series B Common Stock            3/3/00       S**        3,236,083    D     $10.75              -0-
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (3-99)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Warrants to Purchase Series    $3.00     3/3/00       S**             236,083   Immed  04/13/05 Series B   236,083       $7.75
B Common Stock                                                                                   Common
                                                                                                  Stock
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Warrants to Purchase Series    $3.00     3/3/00       S**            5,000,000  Immed  12/30/04 Series B  5,000,000      $7.75
B Common Stock                                                                                   Common
                                                                                                  Stock
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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   3,000,000                   I                         ***
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     -0-
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Explanation of Responses:

** This Form 4 reflects that effective as of February 29, 2000, Nina I, L.L.C.
was dissolved and its interests in (i) 4,347,361 shares of Series A Common
Stock, (ii) 3,236,083 shares of Series B Common Stock, and (iii) warrants to purchase 8,236,083 shares of Series B Common Stock were distributed to Enron
North America Corp. ("ENA"), the sole member of Nina and a wholly owned subsidiary of Enron Corp. This Form 4 also reflects that effective as of March
3, 2000, ENA sold its interests in the aforementioned securities (excluding retained warrants to purchase 3,000,000 shares of Series B Common Stock) and ECT
Merchant Investments Corp. ("ECT") , a wholly owned subsidiary of ENA, sold its interests in 725,574 shares of Series A Common Stock.

*** Effective as of March 6, 2000, ENA transferred its remaining interest in warrants to purchase 3,000,000 shares of Series B Common Stock to ECT.

                                                                                          ENRON CORP.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. By:/s/ ANGUS H. DAVIS             03/10/00
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  -----------------------------  --------
                                                                                           **Signature of Reporting Person    Date

Note: File three copies of this Form, one of which must be manually signed.               Title: Vice President and
      If space is insufficient, see Instruction 6 for procedure.                                 Deputy Corporate Secretary
                                                                                                ----------------------------
Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently                                                 Page 2
valid OMB number.                                                                                                    SEC 1474 (7-96)

